                                 NEWS RELEASE

                                            [LOGO OF ROTECH MEDICAL CORPORATION]
                                                           4506 L.B. McLeod Road
                                                          Orlando, Florida 32811
                                                                    407-841-2115
                                                                FAX 407-841-9318

                                                       Contact: Rebecca R. Irish


FOR IMMEDIATE RELEASE
THIRD QUARTER RESULTS
PAGE 1 OF 2

Orlando, Florida, June 4, 1996, RoTech Medical Corporation (NASDAQ/NMS-ROTC), a provider of comprehensive home health care and primary care physician services to patients in non-urban America announced earnings for its third quarter ended April 30, 1996 of $0.22 per share as compared to $0.17 per share for the quarter ended April 30, 1995. For the three quarters ended April 30, 1996 earnings were $0.60 per share compared to $0.46 per share for the three quarters ended April 30, 1995.

Net income for the quarter ended April 30, 1996 increased 62% to $5,441,000 compared to $3,351,000 for the quarter ended April 30, 1995. Net income for the three quarters ended April 30, 1996, increased 61% to $14,696,000 compared to $9,146,000 for the three quarters ended April 30, 1995. Operating revenue increased 108% to $72,984,000 for the quarter ended April 30, 1996 compared to $35,031,000 for the quarter ended April 30, 1995. Operating revenue increased 90% to $179,566,000 for the three quarters ended April 30, 1996 from $94,336,000 for the three quarters ended April 30, 1995.

                      Three Months Ended         Nine Months Ended
                            April 30                  April 30
                       1995         1996         1995          1996
                      -------      -------      ------       --------
                         (In thousands, except per share amounts)
                                       (Unaudited)
Operating revenue     $35,031      $72,984      $94,336      $179,566


Net income             $3,351       $5,441       $9,146       $14,696


Net income per share:
  Primary               $0.17        $0.22        $0.46         $0.60
  Fully  diluted        $0.17        $0.22        $0.46         $0.60
Weighted average
  Number of common
  shares outstanding:
  Primary              19,800       24,927       19,966        24,354
  Fully diluted        19,925       25,299       20,091        24,680


The Company issued a 100% stock dividend to effect a 2-for-1 stock split to holders of record on April 30, 1996. The effect of the issuance of the additional shares has been shown retroactively to all periods presented above.
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THIRD QUARTER RESULTS
PAGE 2 OF 2

The Company received $107,250,000 in net proceeds from the completion of a convertible subordinated debenture offering on May 30, 1996. The debentures will be dated June 1, 1996, have a term of seven years, bear interest of 5.25% per year and a conversion price of $26.25 per share. Up to $16,500,000 of additional debentures may be issued, solely to cover over-allotments. The debentures are being offered to qualified institutional buyers and to certain non-U.S. persons in reliance upon exemptions from the registration requirements of the U.S. Securities Laws. The debentures have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States, except pursuant to an applicable exemption from the Securities Act of 1933 registration requirements.

Upon receipt, the proceeds were used to reduce outstanding indebtedness under the Company's existing $150,000,000 syndicated bank credit facility. On June 4, 1996, the Company expanded the same credit facility to $200,000,000, of which approximately $172,000,000 was available for borrowing at that time. The terms and covenants are similar to those in the previous loan agreement. The banks included in the syndicate include SunTrust Bank of Central Florida, N.A., NationsBank of Florida, N.A., PNC Bank, Kentucky, Inc., Barnett Bank of Central Florida, N.A., NBD Bank and Rabobank.

RoTech Medical Corporation, headquartered in Orlando, FL, provides comprehensive home health care and primary care physician services to patients through its 335 locations in 27 states. RoTech continues to pursue an acquisition and expansion strategy as it has since 1988. The Company's home health care business provides a diversified range of products and services, with its emphasis on respiratory therapy, durable medical equipment and home infusion therapy to patients in non-urban America.